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Exhibit 99 For Immediate Release

Contact: Wendy Darland
         Azul Holdings Inc.
         781-756-5600
         info@azulholdings.com


                Azul Holdings Inc. Subsidiary Raises Additional
                 Equity Investment from Key Principal Partners

READING, MA, February 28, 2000, - Azul Holdings Inc. (OTC:AZUL - news), announced that its majority owned subsidiary, Xyvision Enterprise Solutions, Inc. (XyEnterprise), a leading developer of XML content management and publishing software, has sold an additional $2.5 million of its common stock to Key Principal Partners, an affiliate of KeyCorp. Key Principal Partners joins other recently announced institutional and private investors including Pennsylvania Merchant Group and Friendly Capital Partners LP. This investment is part of a private placement, which has now raised a total of $7 million in cash. XyEnterprise will use the proceeds of this offering to expand its global sales and marketing efforts and further the development of its XML content management and publishing software. Azul Holdings now holds 57% of the outstanding common stock of XyEnterprise.

Additionally, XyEnterprise announced that David G. Dame, a Principal with KPP, would be joining the XyEnterprise Board of Directors. Mr. Dame has held a wide range of operational and business development positions with IBM, including being a Principal in the IBM Consulting Group where he assisted firms in developing IT strategic plans.

Kevin Duffy, President and CEO of XyEnterprise commented, "We are significantly expanding our XML product lines as well as our target markets. The experience and relationships that David, Key Principal, Penn Merchant Group, and our other new investment partners bring to the company will be invaluable as we apply our software and services experience in the burgeoning world of e-business solutions."

About Azul Holdings

Azul Holdings Inc. (OTC: AZUL - news) holds a majority of the common stock of Xyvision Enterprise Solutions. For more information please contact Wendy Darland at (781) 756-5600 or visit Azul on the web at: http:// www.azulholdings.com/.

About XyEnterprise

With headquarters in Reading, Mass., Xyvision Enterprise Solutions (XyEnterprise) provides its customers with complete XML content management solutions that streamline their information creation and delivery processes. XyEnterprise combines its own publishing and content management software with integration services and best-of-breed technologies to build enterprise-wide solutions for the collaborative creation, management and distribution of information.

About Key Principal Partners

Key Principal Partners (KPP) LLC, the principal investing arm of KeyCorp, has $600 million of committed capital and provides equity and mezzanine (i.e. junior capital) capital to both private and public growth-oriented companies. KPP looks to invest "intelligent" capital in companies where KPP's consulting skills can make contributions to improve the operating performance of its portfolio companies. KPP's capital is typically used for leveraged recapitalizations, organic growth, mergers, acquisitions, and buyouts. In addition, substantial capital is dedicated to later stage venture, for investments in later stage technology companies. Recent investments have been primarily focused in Internet infrastructure and B2B ecommerce companies. Due to its affiliation with KeyCorp, one of the largest multi-line financial services companies in the U.S., with approximately $83 billion in assets, KPP can draw upon KeyCorp's investment banking arm, McDonald Investments Inc, for investment banking services as well as the support of equity research analysts currently focused on the XML publishing space.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking


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statements. Without limiting the foregoing, the words "believes,"
"anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The important factors discussed in Azul Holding's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," including risks related to credit line availability and debt restructuring efforts, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Such forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that actual results may differ from management's expectations.



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Xyvision, XyEnterprise, XPP are trademarks or registered trademarks of Xyvision
Enterprise Solutions. All other product and company names mentioned herein are trademarked of their respective holders.


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